Sarah Fay Appointed Chair of Ziff Davis Board of Directors
Company Release - 4:05pm ET, 5/10/2022
NEW YORK--(BUSINESS WIRE)-- Ziff Davis, Inc. (NASDAQ: ZD), today announced that Sarah Fay, who has served as a Board member since 2018, has been appointed Chair of the Ziff Davis Board of Directors, effective immediately. She replaces Richard Ressler, a Board member since 1997, who recently announced his retirement from the Ziff Davis Board and as its Chair.
“I am thrilled that Sarah is our new Chair. Her wisdom, perspective, and commitment to our company and its stakeholders is unmatched,” said Ziff Davis CEO Vivek Shah. “I also want to express my deep gratitude to Richard who has been a guiding force for our company since its beginnings and a valuable mentor to me.”
Fay is a Managing Director with Boston-based venture capital firm Glasswing Ventures. She formerly served as Chief Executive Officer of Aegis Media North America, a media and digital marketing communications company. Prior to this position, Fay served as President of Carat US and Isobar US. She is Co-Lead of the steering committee of All Raise’s Boston Chapter, on the Executive Board of the Ad Club of Boston, the Board of Boston’s Chamber of Commerce, and on the Board of The Massachusetts Innovation and Technology Exchange (MITX).
“I am excited to work closely with Vivek and the Board to continue Ziff Davis’ exceptional track record of creating value for its stakeholders,” said Fay. “Our portfolio of digital media and Internet brands is powerful and we are proven experts in digital transformation.”
About Ziff Davis

Ziff Davis (NASDAQ: ZD) is a vertically focused digital media and internet company whose portfolio includes leading brands in technology, entertainment, shopping, health, cybersecurity and martech. For more information, visit www.ziffdavis.com.
Rebecca Wright
Ziff Davis, Inc.
(212) 503-5247
investor@ziffdavis.com

Source: Ziff Davis, Inc.